EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge and AREVA NP Sign Binding Agreement for U.S. Joint Venture for Advanced Nuclear Fuel

Proprietary fuel technology designed to significantly improve economics,

efficiency and safety of existing and new nuclear power plants

RESTON, Va. – September 6, 2017 – Lightbridge Corporation (NASDAQ: LTBR) and AREVA NP in North America (AREVA Inc.), signed a binding Heads of Terms Agreement for a joint venture (JV) that summarizes all material terms and conditions to develop, manufacture and commercialize Lightbridge’s advanced metallic fuel technology. Lightbridge is a U.S. nuclear fuel development company and AREVA NP is a leader in servicing and fueling today’s reactor fleet and advancing the future of nuclear energy.

Lightbridge’s proprietary technology is designed to significantly improve economics, efficiency and safety of existing and new nuclear power plants. The parties agreed that the cash and non-cash contributions to the JV will be balanced and that the JV will be owned on a 50-50 basis. The result will be equal economics for the respective JV owners.

The JV will be the exclusive vehicle through which Lightbridge and AREVA NP will research, develop, demonstrate, fabricate, license, market and sell nuclear fuel assemblies that utilize Lightbridge’s proprietary metallic fuel designs and other advanced nuclear fuel intellectual property contributed by both Lightbridge and AREVA NP.

The JV’s activities will encompass the following types of commercial light water and research reactors:

•	Pressurized water reactors (excluding VVER reactor types, a specific type of pressurized water reactor)

•	Boiling water reactors

•	Light water-cooled small- and medium-sized reactors

•	Research reactors

As a next step, the parties expect to finalize a definitive JV Operating Agreement based on the Heads of Terms Agreement in the fourth quarter of 2017 and to launch the JV in the first quarter of 2018. In parallel, the parties intend to finalize several additional binding agreements, covering areas such as intellectual property and research and development. The parties expect to sign the agreements prior to or simultaneously with the final JV Operating Agreement.

Seth Grae, president and CEO of Lightbridge, said: “We are honored to work with the leading nuclear fuel experts at AREVA NP. Over the last year and a half, our teams in the United States and around the world worked together and with government authorities to reach this major milestone, which holds great promise for the growth of nuclear energy around the world.”

Lionel Gaiffe, senior executive vice president of the Fuel Business Unit at AREVA NP, said: “At AREVA NP, our teams maintain an unwavering focus on servicing and fueling today’s reactor fleet and advancing the future of nuclear energy. Our work with Lightbridge on this advanced metallic fuel concept will help nuclear energy facilities in the United States and around the world operate efficiently and economically, and provide needed low-carbon electricity.”

Gary Mignogna, president and CEO of AREVA Inc., said: “This innovative fuel design offers significant benefit to the nuclear energy industry and efforts are well underway to bring it to market. To achieve this goal, AREVA NP and Lightbridge are engaging our vast worldwide infrastructure, our innovative spirits and, most importantly, our experience in collaborating directly with our customers on new technologies.”

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In March 2016, AREVA NP and Lightbridge announced a joint development agreement to develop their next-generation fuel partnership. The two companies made steady progress since announcing a term sheet for the JV in October 2016.

Lightbridge is in the process of planning and conducting preparatory work for fabrication and irradiation testing of metallic fuel samples, under commercial reactor operating conditions, at the Halden research reactor in Norway.

Lightbridge is also working closely with four leading U.S. nuclear utilities to gain valuable feedback on development of its fuel technology. It signed a letter of intent with a U.S. utility for a lead test assembly demonstration of Lightbridge-designed nuclear fuel in a commercial U.S. nuclear power plant.

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About AREVA NP

AREVA NP is a major international player in the nuclear energy market focused on designing, building, maintaining and advancing the global nuclear fleet. In North America, AREVA NP (AREVA Inc.) combines U.S. and Canadian leadership to deliver innovative solutions and value-added technologies to support the operation of the commercial nuclear fleet and prepare for the next generation of nuclear power plants. Leveraging the expertise of its 2,300 North American employees, AREVA NP is helping its customers improve the safety and performance of their nuclear plants and achieve their economic and societal goals.

Join the energy conversation with AREVA Inc. on Twitter: @AREVA_NP_US, Facebook: AREVAinc, and our other social media channels.

About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is a nuclear fuel technology development company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future reactors. The technology significantly enhances the economics and safety of nuclear power, operating about 1000° C cooler than standard fuel. Lightbridge invented, patented and has independently validated the technology, including successful demonstration of the fuel in a research reactor with near-term plans to demonstrate the fuel under commercial reactor conditions. The Company has assembled a world class development team including veterans of leading global fuel manufacturers. Four large electric utilities that generate about half the nuclear power in the US already advise Lightbridge on fuel development and deployment. The Company operates under a licensing and royalty model, independently validated and based on the increased power generated by Lightbridge-designed fuel and high ROI for operators of existing and new reactors. The economic benefits are further enhanced by anticipated carbon credits available under the Clean Power Plan. Lightbridge also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. For more information please visit: http://www.ltbridge.com/.

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AREVA NP Press Contact:

Karen Heinold

(434) 856-6560

media.relations@areva.com

Lightbridge Contact:

David Waldman/Natalya Rudman

Crescendo Communications, LLC

Tel. +1 855-379-9900

ltbr@crescendo-ir.com

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